AMENDMENT NO. 1
Dated as of October 17, 1995
to
AGREEMENT AND PLAN OF MERGER
Dated as of September 8, 1995
             THIS AMENDMENT NO. 1 ("Amendment") is executed as of the 17th day of October, 1995, by and among Financial Benefit Group, Inc., a Delaware corporation, AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.
WITNESSETH:
             WHEREAS, the parties hereto have entered into that certain
Agreement and Plan of Merger dated as of September 8, 1995 (the "Merger Agreement"); and
             WHEREAS, the parties desire to amend the Merger Agreement in certain limited respects.
             NOW, THEREFORE, for good and valuable consideration, the
sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
             SECTION 1.  AMENDMENT OF THE MERGER AGREEMENT.  The Merger
Agreement is, effective as of the date hereof, hereby amended as follows:
             (a) Section 1.2(b)(iii) of the Merger Agreement is amended to read in its entirety as follows:
"            (iii)  each Share outstanding immediately prior to the Effective
Time shall, except as otherwise provided in Section 1.2(b)(i) or except as provided in Section 1.4 with respect to Dissenting Shares (as defined herein), if any, be converted into the right to receive (X) the Cash Portion Per Share (as defined in Section 1.2(d)), plus (Y) a Parent Warrant Fraction (as defined in Section 1.2(e)) of a Parent Warrant (as defined in Section 1.2(e)) as determined pursuant to Section 1.2(e)), plus (Z) that number of shares of common stock, no par value, of Parent (the "Parent Stock") equal to $5.00 minus the Cash Portion Per Share ("Stock Portion Per Share"), divided by the Parent Stock Price (as defined below), if the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25; that number of shares of Parent Stock equal to the Stock Portion Per Share divided by $10.50, if the Parent Stock Price is less than $10.50; and that number of shares equal to the Stock Portion Per Share divided by $13.25 if the Parent Stock Price is greater than $13.25, in any such case carried to the fourth decimal place (such amount of stock as so determined being herein referred to as the "Stock Per Share Amount"). If the Parent Stock Price is greater than $14.50 or less than $9.50 this Agreement may be terminated in accordance with the provisions of Section 9.1(h) hereto."
             (b)  Section 1.2(d) of the Merger Agreement is amended to read in its entirety as follows:
"            (d)The "Cash Portion Per Share" shall be equal to the amount obtained by dividing (i) $10 million (or such greater
amount not exceeding $15 million that Parent may determine in its sole discretion) minus (x) any amounts payable to holders of FBG Options (as defined in Section 3.7(b)) pursuant to Sections 1.5(c), 1.5(d) and 1.5(e), and minus (y) an amount equal to $5.31 multiplied by the number of Dissenting Shares, by (ii) the number of Shares outstanding immediately prior to the Effective Time minus the Dissenting Shares (as defined in Section 1.4).";
             (c)  Section 1.4 of the Merger Agreement is amended to read in its entirety as follows:
             SECTION 1.4.      DISSENTING
SHARES.  Notwithstanding anything in this Agreement to the contrary,
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Shares which are held by stockholders who have not voted
such Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Shares in the manner provided in the DGCL and who shall not have withdrawn such objection or waived such rights prior to the Closing Date (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in
Section 1.2 hereof, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in Section 1.2 hereof, without any interest thereon.";
             (d)  Section 8.2(n) of the Merger Agreement is amended to read in its entirety as follows:
"            (n)     OPTION PLAN AMENDMENT.  The
stockholders of Parent shall have approved an amendment to the 1989 AmVestors Financial Corporation
Non-Qualified Stock Option Plan to increase the number of shares issuable under such plan by at least 275,000 shares."; and
             (e)  Section 8.2 of the Merger Agreement is amended by adding thereto a new subsection (p) which shall read in its entirety as follows:
"            (p)     DISSENTING SHARES.  Dissenting Shares
shall not constitute more than 10% of the outstanding Shares of Company A Stock on the Closing Date."
             SECTION 2.  REFERENCE TO AND EFFECT ON THE MERGER AGREEMENT.
Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be, and any references to the Merger Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Merger Agreement shall mean and be, a reference to the Merger Agreement as amended hereby.
             SECTION 3.  EFFECT OF THIS AMENDMENT.  Except as otherwise specifically amended herein, the Merger Agreement, as modified by this Amendment, remains in full force and effect.
             SECTION 4.  GOVERNING LAW.  This Amendment shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.
             SECTION 5.  COUNTERPARTS: EFFECTIVENESS.  This Amendment may be
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
             SECTION 6.  DEFINITIONS.  Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger
Agreement.
             IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
                                       FINANCIAL BENEFIT GROUP, INC.
                                       By: /c/ Donna J. Rubertone
                                       Title: Executive Vice President
                                       AMVESTORS FINANCIAL CORPORATION
                                       By: /c/ Ralph W. Laster, Jr.
                                       Title: Chairman and CEO
                                       AMVESTORS ACQUISITION SUBSIDIARY, INC.
                                       By: /c/ Mark V. Heitz
                                       Title: President
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